For Period Ending 04/30/09
File No. 811-08690

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MassMutual Premier Small Company Opportunities Fund (Series 8)

On April 15, 2009, Registrant purchased 1,400 shares of common stock issued by Rosetta Stone Inc. at a price of $18.00 per share, amounting to a $25,200 aggregate purchase price.  Jefferies & Co., Inc., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Robert W. Baird & Co., Inc, Piper Jaffray Corp, Morgan Stanley & Co., Inc. and William Blair & Co were the brokers from whom the Fund purchased shares.

MassMutual Premier Main Street Small Cap Fund (Series 30)

On April 15, 2009, Registrant purchased 800 shares of common stock issued by Rosetta Stone Inc. at a price of $18.00 per share, amounting to a $14,400 aggregate purchase price.  Jefferies & Co., Inc., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Robert W. Baird & Co., Inc, Piper Jaffray Corp, Morgan Stanley & Co., Inc. and William Blair & Co were the brokers from whom the Fund purchased shares.